Exhibit 99.1

News Release

Contact:	Constance C. Bienfait
Vice President
Investor Relations & Corporate Communications
Metabasis Therapeutics, Inc.
(858) 622-5575

METABASIS THERAPEUTICS ANNOUNCES THIRD QUARTER 2007 RESULTS AND
COMMENTS ON RECENT EVENTS

SAN DIEGO, CA — November 5, 2007 — Metabasis Therapeutics, Inc. (Nasdaq: MBRX), a biopharmaceutical company focused on the discovery, development and commercialization of novel drugs for the treatment of metabolic and liver diseases by targeting the liver and liver pathways, today announced financial results for the third quarter and nine months ended September 30, 2007 and commented on third quarter and other recent events.

Financial Results:

Revenue for the third quarter of 2007 was $2.7 million, up from $1.1 million for the third quarter of 2006.  The $1.6 million increase was mainly due to increased sponsored research and license fee revenue as a result of the Company’s hepatitis C collaboration with Idenix. Revenue for the nine months ended September 30, 2007 was $7.7 million compared to $3.0 million for the prior year period. The $4.7 million increase was mainly due to increased license fee revenue as a result of the $1.8 million upfront license fee received from Schering-Plough Corporation and license fee and sponsored research revenue from Idenix Pharmaceuticals, Inc.

Research and development expenses for the third quarter of 2007 increased to $10.9 million from $7.6 million in the third quarter of 2006. Research and development expenses for the nine months ended September 30, 2007 were $31.4 million compared to $21.1 million for the prior year period.  The increases for the quarter and nine-month period were mainly due to development costs for MB07803, MB07811 and MB07133 and the hiring of personnel.  General and administrative expenses were $2.8 million for the third quarter of 2007, relatively unchanged from the third quarter of 2006. General and administrative expenses for the nine-month period ended September 30, 2007 were $9.3 million compared to $8.0 million for the prior year period.  The increase for the nine-month period was primarily due to increases in personnel and professional fees. Stock-based compensation expense included in research and development and general and administrative expenses during the third quarter of 2007 was $711,000 and $533,000, respectively. Stock-based compensation expense included in research and development and general and administrative expenses for the nine months ended September 30, 2007 was $2.4 million and $1.5 million, respectively.

Net loss for the third quarter of 2007 was $10.5 million or $0.34 per share compared to a net loss of $8.4 million or $0.28 per share for the third quarter of 2006.  Net loss for the nine months ended September 30, 2007 was $30.9 million or $1.01 per share compared to a net loss of $23.5 million or $0.82 per share for the prior year period.

As of September 30, 2007, Metabasis had $51.3 million in cash, cash equivalents and securities available-for-sale compared to $77.9 million as of December 31, 2006, a decrease of $26.6 million.  The decrease is primarily attributable to the use of cash to fund ongoing operations.

Metabasis Therapeutics Announces Third Quarter 2007 Results	Page 2

Third Quarter Updates:

•                  Metabasis and Daiichi Sankyo have conducted an extensive review of the recently completed Phase 2b clinical trial for CS-917. While failing to achieve the trial’s primary efficacy endpoint in the full patient population, there was evidence of efficacy in patients with more advanced disease, similar to what had been seen in a previous Phase 2 trial.  It was also concluded that higher doses than those used in the trial may have produced a greater glucose lowering effect. These results, combined with results from the earlier Phase 2a clinical trials, an extensive preclinical data set and results from our clinical trials with MB07803, support the continued development of this potentially important new class of drugs for treating diabetes.  However, Metabasis does not expect the development of CS-917 to continue.  MB07803, Metabasis’ second generation FBPase inhibitor, currently being evaluated in a Phase 2a proof-of-concept (POC) clinical trial, is believed to have improved properties that could overcome the limitations seen with CS-917. Metabasis will provide an overview of the findings from the Phase 2b trial on today’s conference call and webcast, as well as data and future plans for MB07803.

•                  Metabasis amended the protocol for the Phase 2a clinical trial with MB07803 to increase the number of patients to be evaluated from 60 to 100 and expand the entry criteria. The Company expects to complete the trial and announce results in the second quarter of 2008.

•                  Good progress was made during the quarter in a Phase 1b clinical trial for MB07811, the Company’s novel liver-targeted thyroid hormone receptor (TRβ) agonist product candidate being evaluated as a treatment for hyperlipidemia.  To date, four cohorts have been completed in this rising dose, 14-day trial being conducted in healthy individuals with modest LDL-cholesterol elevation. Demonstrating safety and tolerance is important for any new drug candidate, but it is even more important for a thyroid hormone receptor agonist such as MB07811.  The Company plans to further escalate doses because of the favorable safety profile seen thus far.  Depending on how many additional dose escalations are added, the trial could complete early next year, proceeding to an important Phase 2a clinical trial that would then be expected to complete by the end of 2008.

•                  An article describing the potential benefits of MB07811 was published in the Proceedings of the National Academy of Sciences in September. The publication provided results from preclinical studies with MB07811 in rats and mice that showed that in those models, MB07811 significantly lowered LDL-cholesterol (the “bad” cholesterol) and plasma triglyceride levels as well as liver fat, with an acceptable safety profile and an improved therapeutic index as compared to non-liver-targeted TR agonists, T3 and KB-141.

•                  Orphan Drug Designation was granted by the FDA and Orphan Medicinal Product Designation was granted by the European Commission for MB07133, the Company’s product candidate for the treatment of hepatocellular carcinoma (HCC), or primary liver cancer. Plans are being finalized for the next clinical trial, which could be a combination study of MB07133, a cytotoxic agent with sorafenib (Nexavar®), a cytostatic agent.

•                  The Company continued work on a number of promising discovery stage projects that have the potential to advance into additional future metabolic disease product candidates. One of these projects is focused on the discovery of potent, orally bioavailable glucagon antagonists for the treatment of type 2 diabetes.  In September, a poster showing the Company’s progress with this program was presented at the European Association for the Study of Diabetes annual meeting. The poster provided data from several preclinical studies that show a class of small molecule glucagon antagonists discovered by Metabasis has demonstrated promising glucose lowering activity in various animal models of type 2 diabetes.

“Despite the disappointing news on CS-917 and the decision by Schering-Plough not to proceed with the development of pradefovir, we have a strong pipeline of products and progress continued in other areas,” commented Dr. Paul Laikind, president and chief executive officer. “We have now completed a thorough

Metabasis Therapeutics Announces Third Quarter 2007 Results	Page 3

review of the CS-917 Phase 2b results, and while we do not expect the development of CS-917 to be continued by Daiichi Sankyo or by us, we believe that the results, combined with data from previous clinical trials, support the continued development of the FBPase approach.  Considering this, we are proceeding with the development of MB07803, a FBPase inhibitor that we believe may have a superior profile to CS-917.

“Metabasis management and the Board have carefully reviewed our strategic plan to determine how best to proceed with key programs that drive significant value for the Company, while also taking steps to slow growth and reduce expenses.  Our strong pipeline of clinical and preclinical stage product opportunities gives us an excellent base on which to build.  However, with our limited resources, we plan to rely more on collaborations to accelerate progress and share risk.  Our pipeline provides numerous opportunities for establishing such collaborations while still retaining the rights we need to build the business.

“We plan to focus our internal resources and efforts on our core metabolic disease programs, MB07803 and MB07811.  In addition, we plan to move several new metabolic disease product candidates into development either independently or in collaboration with current or future partners. With regard to our non-core liver disease product candidates MB07133 and pradefovir, we are continuing to plan and prepare for further development, but expect to license them to strong partners to complete development.

“We believe these strategies will allow us to conserve capital while still maximizing the value of our assets. By controlling expenses, establishing one or more strategic collaborations and potentially taking on a modest debt facility, we believe we will be able to operate through important milestones next year and into 2009 with little or no reliance on the equity markets,” concluded Dr. Laikind.

Guidance:

At the beginning of the year, the Company gave guidance that it expected operating expenses for the year to be between $61 and $66 million and net 2007 cash usage to be between $43 and $48 million. The Company is updating that guidance as a result of the impact of recent events and now expects operating expenses for 2007 to be between $55 and $57 million and expected net cash usage to be between $38 and $40 million.

Conference Call:

The Metabasis management team will host a conference call and live webcast to discuss third quarter 2007 financial results and other recent events at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) today, November 5, 2007.  Individuals interested in participating in the call may do so by dialing 866-831-6270 for domestic callers and 617-213-8858 for international callers.  Please specify to the operator “Metabasis Therapeutics” when asked for a passcode. The conference call will be webcast live on the Metabasis website at www.mbasis.com, under the Investors section, and will be archived there for 30 days following the call.  Please connect to Metabasis’ website several minutes prior to the start of the call to ensure adequate time for any software download that may be necessary.

About Metabasis (www.mbasis.com):
Metabasis is a biopharmaceutical company focused on the discovery, development and commercialization of novel drugs by applying its proprietary technology, scientific expertise and unique capabilities for targeting the liver and liver pathways. The Company’s primary focus is on drugs to treat metabolic diseases such as diabetes, hyperlipidemia and obesity, among others.  In the past, it has also worked on drugs to treat liver diseases such as hepatitis and primary liver cancer, however, the Company is not currently seeking new drug candidates in that area of focus.  Metabasis has established a broad pipeline of product candidates and advanced research programs targeting large markets with significant unmet medical needs. All of its product candidates have been developed internally using proprietary technologies.

Forward-Looking Statements:
Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.”  Such statements include, but are not limited to, references to Metabasis’ progress on its

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strategic goals and pursuit of its corporate objectives; the initiation, progress and completion of clinical trials for Metabasis’ product candidates, including the potential future development status of CS-917 and pradefovir, expected timelines for the initiation or completion of clinical trials for MB07803, MB07133 and MB07811; the potential efficacy, use and advantages of pradefovir, CS-917, MB07803,  MB07133 and MB07811; the Company’s plans to partner certain of its product candidates and development programs; the ability of the Company’s discovery stage metabolic disease projects to yield additional candidates; the goals and outcome of the Company’s revised strategic plan; and the Company’s expected operating expenses and net cash usage for 2007.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Metabasis’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements.  These factors include, but are not limited to, risks and uncertainties related to the progress and timing of clinical trials for Metabasis’ product candidates, including the risk that the Company will not pursue further development of either CS-917 or pradefovir; the risk that recent developments related to CS-917 will adversely affect development of MB07803; the fact that positive results from preclinical studies and early clinical trials does not necessarily mean later clinical trials will succeed; difficulties or delays in development, testing, obtaining regulatory approval, producing and marketing Metabasis’ product candidates; serious adverse side effects or inadequate efficacy of, or serious adverse events related to, Metabasis’ product candidates or proprietary technologies; the risk that Metabasis will not be able to build more value, partner, or retain rights for direct commercialization of its product candidates; the risk that Metabasis will not be able to successfully execute its revised strategic plan; Metabasis’ dependence on its licensees and collaborators for the clinical development and registration of, as well as information relating to, certain of its product candidates, among other things; the risk that any future sub-license of pradefovir will not occur on favorable terms to Metabasis, if at all; the scope and validity of intellectual property protection for Metabasis’ product candidates, proprietary technologies and their uses; competition from other pharmaceutical or biotechnology companies; Metabasis’ ability to obtain additional financing to support its operations; and other factors discussed in the “Risk Factors” section of Metabasis’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 and in Metabasis’ other filings with the Securities and Exchange Commission.  All forward-looking statements are qualified in their entirety by this cautionary statement.  Metabasis is providing this information as of this date of this release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

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Metabasis Therapeutics, Inc.

Condensed Balance Sheets

(in thousands)

	September 30,	December 31,
	2007	2006
	(Unaudited)
Assets:
Current assets:
Cash and securities available-for-sale	$51,273	$77,923
Other current assets	1,809	1,490
Total current assets	53,082	79,413
Property and equipment, net	6,861	6,263
Other assets	174	179
Total assets	$60,117	$85,855

Liabilities and stockholders’ equity:
Current liabilities:
Accounts payable and accrued liabilities	$4,453	$3,341
Other current liabilities	6,700	6,684
Total current liabilities	11,153	10,025
Long-term liabilities	7,329	7,692
Stockholders’ equity	41,635	68,138
Total liabilities and stockholders’ equity	$60,117	$85,855

Metabasis Therapeutics, Inc.

Condensed Statements of Operations

(unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Revenues:
Sponsored research	$937	$525	$2,813	$1,575
License fees	1,417	530	4,550	1,364
Other revenue	299	—	320	31
Total revenues	2,653	1,055	7,683	2,970

Operating expenses:
Research and development	10,866	7,614	31,437	21,058
General and administrative	2,834	2,880	9,284	8,020
Total operating expenses	13,700	10,494	40,721	29,078

Loss from operations	(11,047)	(9,439)	(33,038)	(26,108)
Total interest income, net	567	1,029	2,117	2,587

Net loss	$(10,480)	$(8,410)	$(30,921)	$(23,521)

Basic and diluted net loss per share	$(0.34)	$(0.28)	$(1.01)	$(0.82)
Shares used to compute basic and diluted net loss per share	30,650	30,263	30,552	28,575